Exhibit 99.1

155 East Tropicana, LLC Elects Not To Make Interest Payment On Notes

Daily Operations to Continue Normally; Suppliers, Employees and Customers are Unaffected

Las Vegas, NV, March 31, 2009 - 155 East Tropicana, LLC (the “Company”) announced today that it will  not make the April 1st interest payment on its 8¾% Senior Secured Notes due 2012 (the “Notes”).

The Company will continue normal operations under the direction of its existing management team and will continue to pay employees and honor benefits without interruption or delay. The Company also emphasized that suppliers will be paid in the ordinary course throughout this process.

The Company emphasized that it currently has sufficient cash of approximately $8.0 million for operations and reserves, and  is generating  free cash flow even in the current challenging economic environment.  As a result, the Company believes that it has adequate liquidity to fund its operating expenses, including buying goods and services and fulfilling all obligations to its employees during the reorganization process.

As a result of not making our interest payment on the Notes, the noteholders could declare a default following the expiration of the 30 day grace period provided under the indenture governing the Notes.  An event of default under the Notes indenture would allow the lender under the Company’s credit facility to declare a default.  The Notes indenture and credit facility contain significant restrictions on the Company’s operations and failure to comply with any restrictions of the Notes or credit facility by the Company will cause a default, subject to any applicable grace periods, under the Notes indenture and/or the credit facility.   The Company expects to enter into discussions with the noteholders and the credit facility lender to attempt to negotiate forbearance agreements pursuant to which they would agree not to declare, for a specified period of time, an event of default under the indenture or the credit facility.  The Company has engaged Jefferies & Company, Inc. as their financial advisor to assist with the evaluation of financial and strategic alternatives.

155 East Tropicana, LLC operates the Hooters Casino Hotel located one-half block off the Las Vegas strip, employing a total of 874 people as of December 31, 2008.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to the proposed restructuring plan or proposed new capital structure, may be significantly and materially impacted by certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, failure to successfully negotiate forbearance agreements with noteholders and/or credit facility lender, competition, and other economic factors. Additional risks and uncertainties are described in the Company’s public filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2008.  Any forward-looking information in or referred to by this press release is current only as of the date of publication, and the Company disclaims any obligation to update this information, except as required by law.

Media contact:

Michael Hessling  702-597-6070